Exhibit 99.1

Joint Filing Agreement

The undersigned agree that the foregoing statement on Schedule 13D/A, dated September 4, 2007, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: September 4, 2007

/s/ Ernst Ohnell
Ernst Ohnell

/s/ Patrical R. Ohnell
Patricia R. Ohnell